Exhibit 99.1

KIMBERLY-CLARK ANNOUNCES YEAR-END 2022 RESULTS AND 2023 OUTLOOK
DALLAS, January 25, 2023 - Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2022 results and provided its 2023 outlook.
Executive Summary
•Fourth quarter 2022 net sales of $5.0 billion, even with the year-ago period, including organic sales growth of 5 percent. Full-year 2022 net sales of $20.2 billion increased 4 percent, with organic sales up 7 percent.
•Diluted net income per share for the fourth quarter was $1.50 in 2022 and $1.06 in 2021. Full-year diluted net income per share was $5.72 in 2022 and $5.35 in 2021.
•Fourth quarter adjusted earnings per share were $1.54 in 2022, up 18 percent compared to $1.30 in 2021. Adjusted earnings per share exclude certain items described later in this news release.
•Full-year adjusted earnings per share were $5.63 in 2022, down 9 percent compared to $6.18 in 2021.
•Net sales in 2023 are expected to increase 0 to 2 percent, including organic sales growth of 2 to 4 percent. Diluted earnings per share is expected to increase 2 to 6 percent, driven by an operating profit increase in the mid-to-high single digits, both versus adjusted results in 2022.
•The company’s Board of Directors has approved a 1.7 percent increase in the quarterly dividend, the 51st consecutive annual increase.
“Kimberly-Clark delivered 7 percent organic growth in 2022 and an average of 4 percent organic growth on a three-year basis,” said Chairman and CEO Mike Hsu. “Our growth strategy is working with the support of excellent execution by our teams around the world and investments in our strong brands and commercial capabilities.”
Hsu continued, “I’m especially proud of how our teams navigated in what continues to be a dynamic operating environment. We mitigated inflationary pressures with successful revenue growth management initiatives and maintained cost discipline while continuing to invest in our business.”
“In 2022, we also marked Kimberly-Clark’s 150th anniversary – a significant milestone for the company. We’re proud of our heritage of category defining innovation rooted in providing care for our consumers. As we look to the future, we will continue to drive our strategy to deliver profitable growth for long-term value creation as we fulfill our purpose of Better Care for a Better World.”
Fourth Quarter 2022 Operating Results
Sales of $5.0 billion in the fourth quarter of 2022 were even with the year-ago period. Organic sales increased 5 percent as net selling prices rose approximately 10 percent and product mix increased sales 1 percent while volumes declined 7 percent. Changes in foreign currency exchange rates reduced sales 5 percent. In North

America, organic sales increased 1 percent in consumer products and increased 18 percent in K-C Professional. Outside North America, organic sales rose 3 percent in developing and emerging (D&E) markets and 11 percent in developed markets.
Fourth quarter operating profit was $712 million in 2022 and $521 million in 2021. Excluding the charges related to the 2018 Global Restructuring Program, 2021 adjusted operating profit was $611 million.
Results benefited from higher net selling prices, favorable product mix and $115 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program. The comparison was impacted by $245 million of higher input costs as well as lower volumes and the associated fixed cost under absorption. Unfavorable foreign currency effects and higher marketing, research and general expense also reduced operating profit in the quarter.
The fourth quarter effective tax rate was 22.5 percent in 2022 and 20.9 percent in 2021. The fourth quarter adjusted effective tax rate was 22.6 percent in 2022 and 21.9 percent in 2021. Kimberly-Clark’s share of net income of equity companies in the fourth quarter was $35 million in 2022 and $10 million in 2021.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter was $991 million in 2022 and $1,062 million in 2021. Full-year cash provided by operations was $2,733 million in 2022 compared to $2,730 million in 2021. Capital spending for the fourth quarter was $197 million in 2022 and $273 million in 2021. Full-year capital spending was $876 million in 2022 and $1,007 million in 2021.
Fourth quarter share repurchases were 0.2 million shares at a cost of $25 million, bringing full-year repurchases to 0.8 million shares at a cost of $100 million. Total debt was $8.4 billion at the end of 2022 and $8.6 billion at the end of 2021.
Fourth Quarter 2022 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.6 billion decreased 3 percent, including organic sales growth of 2 percent. Changes in foreign currency exchange rates reduced sales by 5 percent. Net selling prices increased 7 percent and product mix improved 2 points while volumes declined 7 percent. The planned exit of a private label contract earlier this year and retailer inventory changes accounted for a 2 point headwind to global Personal Care sales.
Fourth quarter operating profit of $423 million was even with year-ago. Results benefited from higher net selling prices, favorable product mix and cost savings. The comparison was impacted by input cost inflation, lower volumes and associated fixed cost under absorption, higher marketing, research and general spending as well as unfavorable foreign currency effects.
Sales in North America were even with year-ago. Net selling prices increased 5 percent and product mix improved 1 percent while volume declined approximately 6 percent, reflecting the planned exit of a private label contract earlier in the year as well as retailer inventory changes. The Thinx acquisition increased sales 1 point and changes in foreign currency exchange rates decreased sales approximately 1 percent.
Sales in D&E markets decreased 6 percent. Changes in foreign currency exchange rates decreased sales 8 percent. Net selling prices increased sales 10 percent and product mix improved 3 points while volumes declined 11 percent. Organic sales growth was primarily driven by Latin America and China, offset by declines in Southeast Asia.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 4 percent. Changes in foreign currency exchange rates reduced sales 14 percent. Net selling prices increased sales 6 percent while volumes and product mix each contributed 2 points of sales growth.
Consumer Tissue Segment
Fourth quarter sales of $1.6 billion was even with year-ago with organic sales up 5 percent. Net selling prices increased sales 11 percent while volumes declined 6 percent. Changes in foreign currency exchange rates reduced sales 5 percent. Fourth quarter operating profit of $239 million increased 19 percent. Results benefited from higher net selling prices and cost savings. The comparison was impacted by input cost inflation, lower volumes and the associated fixed cost under absorption, as well as unfavorable foreign currency effects.
Sales in North America increased 2 percent. Net selling prices rose 8 percent while volumes declined 6 percent.
Sales in D&E markets decreased 1 percent. Changes in foreign currency exchange rates decreased sales 6 percent. Net selling prices rose 13 percent and product mix improved 1 point, while volumes were down 9 percent.
Sales in developed markets outside North America decreased 3 percent. Changes in foreign currency exchange rates decreased sales 14 percent. Net selling prices rose approximately 16 percent, with strong pricing gains across all markets, while volumes declined 5 points.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.8 billion increased 11 percent, including organic sales growth of 16 percent. Net selling prices rose 20 percent, product mix improved sales 1 point while volumes declined 5 percent. Changes in foreign currency exchange rates decreased sales 5 percent. Fourth quarter operating profit of $163 million increased 126 percent. Results benefited from higher net selling prices, favorable product mix and cost savings. The comparison was impacted by input cost inflation, lower volumes as well as unfavorable foreign currency effects.
Sales in North America increased 17 percent. Net selling prices rose 19 percent, product mix increased sales 1 point while volumes declined 2 percent. Changes in foreign currency exchange rates decreased sales 1 percent. Washroom products and wipers sales were up double-digits while the sale of safety products normalized following elevated demand throughout 2021.
Sales in D&E markets increased 3 percent. Net selling prices increased 11 percent and product mix increased sales 2 points while volumes declined 3 percent. Changes in foreign currency exchange rates decreased sales 7 percent.

Sales in developed markets outside North America increased 1 percent. Net selling prices increased 30 percent and product mix improved sales 3 points while volumes declined 17 percent, primarily driven by Western Europe. Changes in foreign currency exchange rates reduced sales 15 percent.
Full Year 2022 Results
Sales of $20.2 billion increased 4 percent. Organic sales increased 7 percent, as net selling prices rose 9 percent, product mix increased sales 1 point and volumes declined 3 percent. Changes in foreign currency exchange rates decreased sales by approximately 4 percent.
Operating profit was $2,681 million in 2022 and $2,561 million in 2021. Results in 2022 include the net benefit of the acquisition of a controlling interest of Thinx and 2021 results include charges related to the 2018 Global Restructuring Program.
Adjusted operating profit was $2,617 million in 2022 and $2,836 million in 2021. Results were impacted by $1.5 billion of higher input costs, higher marketing, research and general spending and unfavorable foreign currency effects. Results benefited from organic sales growth and $290 million of FORCE savings.
Diluted net income per share was $5.72 in 2022 and $5.35 in 2021. Adjusted earnings per share of $5.63 decreased 9 percent compared to $6.18 in 2021.
2023 Outlook and Key Planning Assumptions
The company issued key planning and guidance assumptions for full-year 2023. The outlook reflects assumptions subject to change given the high level of volatility in the macro environment. This outlook does not reflect the impact of the sale of our Brazil tissue business which is pending customary conditions and regulatory approval.
•Net sales increase 0 to 2 percent.
•Organic sales growth of 2 to 4 percent.
•Foreign currency exchange rates unfavorable approximately 2 percent.
•Operating profit up mid-to-high single digits versus adjusted operating profit in 2022.
•Cost savings associated with FORCE program in-line with the prior year.
•Input costs expected to increase $200 to $300 million.
•Foreign currency exchange rates expected to reduce operating profit by low-double digits or approximately $300 to $400 million.
•Marketing, research and general spending expected to be up year-on-year driven by continued investment in the business, including higher advertising spending, as well as general inflation.
•Nonoperating expense expected to increase approximately $40 million versus adjusted nonoperating expense in 2022, primarily related to interest rate driven employee postretirement benefit expense.
•Net interest expense expected to increase high-single digits year-over-year.
•Effective tax rate 23 to 25 percent.
•Net income from equity companies similar to prior year.
•Earnings per share increase 2 to 6 percent versus adjusted earnings per share in 2022.

•Capital spending of $800 to $900 million.
•The Board of Directors approved to increase the dividend by 1.7 percent to $1.18 per share, up from $1.16 per share in 2022. The first dividend will be payable on April 4, 2023 to stockholders of record on March 10, 2023.
•Share repurchases of $100 to $150 million, subject to market conditions.
Supplemental Materials and Live Webcast
At approximately 7:00 a.m. (CST) on January 25, 2023, the company will post supplemental materials regarding its full-year 2022 results and 2023 outlook at www.kimberly-clark.com.
At 9:00 a.m. (CST) on January 25, 2023, the company will host a live conference call with investors and analysts. Stockholders and others are invited to listen to the live broadcast or a playback, which will be accessible on the company’s website at www.kimberly-clark.com.
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we’re committed to our purpose of Better Care for a Better World. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Sweety, Softex, Viva and WypAll, holds No. 1 or No. 2 share positions in approximately 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 150-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's website on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's website.

Forward Looking Statements
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina and Turkey, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including the war in Ukraine (including the related responses of consumers, customers and suppliers as well as sanctions issued by the U.S., the European Union, Russia or other countries), pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees), epidemics, the prices and availability of our raw materials, supply chain disruptions, failure to realize the expected benefits or synergies from our acquisition and disposition activity (including our pending agreement to sell our Neve tissue brand and associated assets in Brazil), changes in customer preferences, severe weather conditions, government trade or similar regulatory actions, potential competitive pressures on selling prices for our products, energy costs, fluctuations in foreign currency exchange rates, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:
•Pension settlements. In 2022, the company recognized pension settlement charges related to lump-sum distributions from pension plan assets exceeding the total of annual service and interest costs resulting in a recognition of deferred actuarial losses.
•Acquisition of controlling interest in Thinx. In the first quarter of 2022, the company completed the acquisition of a majority and controlling share of Thinx. As a result of this transaction, a net benefit was recognized primarily due to the nonrecurring, non-cash gain recognized related to the remeasurement of the carrying value of previously held equity investment to fair value partially offset by transaction and integration costs.
•    2018 Global Restructuring Program. In 2018, the company initiated a restructuring program to reduce our structural cost base by streamlining and simplifying our manufacturing supply chain and overhead organization. Restructuring charges were incurred in 2018 through 2021. The restructuring actions were completed by the end of 2021.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates, acquisitions and exited businesses also impact the year-over-year change in net sales.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended December 31
	2022	2021	Change
Net Sales	$4,964	$4,965	—
Cost of products sold	3,337	3,529	-5%
Gross Profit	1,627	1,436	+13%
Marketing, research and general expenses	916	911	+1%
Other (income) and expense, net	(1)	4	N.M.
Operating Profit	712	521	+37%
Nonoperating expense	(24)	(15)	+60%
Interest income	7	2	+250%
Interest expense	(76)	(64)	+19%
Income Before Income Taxes and Equity Interests	619	444	+39%
Provision for income taxes	(139)	(93)	+49%
Income Before Equity Interests	480	351	+37%
Share of net income of equity companies	35	10	+250%
Net Income	515	361	+43%
Net income attributable to noncontrolling interests	(8)	(4)	+100%
Net Income Attributable to Kimberly-Clark Corporation	$507	$357	+42%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.50	$1.06	+42%
Diluted	$1.50	$1.06	+42%

Cash Dividends Declared	$1.16	$1.14	+2%

Common Shares Outstanding	December 31
	2022	2021
Outstanding shares as of	337.5	336.8
Average diluted shares for three months ended	338.5	338.2

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2022	2021	Change
Net Sales	$20,175	$19,440	+4%
Cost of products sold	13,956	13,452	+4%
Gross Profit	6,219	5,988	+4%
Marketing, research and general expenses	3,581	3,399	+5%
Other (income) and expense, net	(43)	28	N.M.
Operating Profit	2,681	2,561	+5%
Nonoperating expense	(73)	(86)	-15%
Interest income	14	6	+133%
Interest expense	(282)	(256)	+10%
Income Before Income Taxes and Equity Interests	2,340	2,225	+5%
Provision for income taxes	(495)	(479)	+3%
Income Before Equity Interests	1,845	1,746	+6%
Share of net income of equity companies	116	98	+18%
Net Income	1,961	1,844	+6%
Net income attributable to noncontrolling interests	(27)	(30)	-10%
Net Income Attributable to Kimberly-Clark Corporation	$1,934	$1,814	+7%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$5.73	$5.38	+7%
Diluted	$5.72	$5.35	+7%

Cash Dividends Declared	$4.64	$4.56	+2%

Common Shares Outstanding	December 31
	2022	2021
Average diluted shares for twelve months ended	338.3	338.8

N.M. - Not Meaningful
2022 Data is Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2022
	As Reported	Pension Settlements	As Adjusted Non-GAAP
Nonoperating expense	$(24)	$(18)	$(6)
Provision for income taxes	(139)	5	(144)
Effective tax rate	22.5%	—	22.6%
Net Income Attributable to Kimberly-Clark Corporation	507	(13)	520
Diluted Earnings per Share(a)	1.50	(0.04)	1.54

	Three Months Ended December 31, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,529	$56	$3,473
Gross profit	1,436	(56)	1,492
Marketing, research and general expenses	911	33	878
Other (income) and expense, net	4	1	3
Operating profit	521	(90)	611
Nonoperating expense	(15)	(14)	(1)
Provision for income taxes	(93)	27	(120)
Effective tax rate	20.9%	—	21.9%
Share of net income of equity companies	10	(7)	17
Net income attributable to noncontrolling interests	(4)	2	(6)
Net income attributable to Kimberly-Clark Corporation	357	(82)	439
Diluted earnings per share(a)	1.06	(0.24)	1.30
(a)     "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2022
	As Reported	Acquisition of Controlling Interest in Thinx	Pension Settlements	As Adjusted Non-GAAP
Marketing, research and general expenses	$3,581	$21	$—	$3,560
Other (income) and expense, net	(43)	(85)	—	42
Operating Profit	2,681	64	—	2,617
Nonoperating expense	(73)	—	(52)	(21)
Provision for income taxes	(495)	4	13	(512)
Effective tax rate	21.2%	—	—	22.0%
Net Income Attributable to Kimberly-Clark Corporation	1,934	68	(39)	1,905
Diluted Earnings per Share(a)	5.72	0.20	(0.12)	5.63

	Twelve Months Ended December 31, 2021
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$13,452	$154	$13,298
Gross profit	5,988	(154)	6,142
Marketing, research and general expenses	3,399	111	3,288
Other (income) and expense, net	28	10	18
Operating profit	2,561	(275)	2,836
Nonoperating expense	(86)	(79)	(7)
Provision for income taxes	(479)	75	(554)
Effective tax rate	21.5%	—	21.5%
Share of net income of equity companies	98	(7)	105
Net income attributable to noncontrolling interests	(30)	5	(35)
Net income attributable to Kimberly-Clark Corporation	1,814	(281)	2,095
Diluted earnings per share(a)	5.35	(0.83)	6.18
(a) "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	December 31
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$427	$270
Accounts receivable, net	2,280	2,207
Inventories	2,269	2,239
Other current assets	753	849
Total Current Assets	5,729	5,565
Property, Plant and Equipment, Net	7,885	8,097
Investments in Equity Companies	238	290
Goodwill	2,074	1,840
Other Intangible Assets, Net	851	810
Other Assets	1,193	1,235
TOTAL ASSETS	$17,970	$17,837

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$844	$433
Trade accounts payable	3,813	3,840
Accrued expenses and other current liabilities	2,289	2,096
Dividends payable	388	380
Total Current Liabilities	7,334	6,749
Long-Term Debt	7,578	8,141
Noncurrent Employee Benefits	654	809
Deferred Income Taxes	647	694
Other Liabilities	799	681
Redeemable Common and Preferred Securities of Subsidiaries	258	26
Stockholders' Equity
Kimberly-Clark Corporation	547	514
Noncontrolling Interests	153	223
Total Stockholders' Equity	700	737
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,970	$17,837

2022 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2022	2021	2022	2021
Operating Activities
Net income	$515	$361	$1,961	$1,844
Depreciation and amortization	186	194	754	766
Asset impairments	—	—	—	3
Gain on previously held equity investment in Thinx	—	—	(85)	—
Stock-based compensation	49	(4)	150	26
Deferred income taxes	74	(28)	(57)	(70)
Net (gains) losses on asset dispositions	1	5	15	39
Equity companies' earnings (in excess of) less than dividends paid	27	50	6	25
Operating working capital	149	478	(17)	46
Postretirement benefits	(10)	8	(4)	47
Other	—	(2)	10	4
Cash Provided by Operations	991	1,062	2,733	2,730
Investing Activities
Capital spending	(197)	(273)	(876)	(1,007)
Acquisition of business, net of cash acquired	—	—	(46)	—
Proceeds from dispositions of property	5	12	12	43
Investments in time deposits	(247)	(286)	(658)	(918)
Maturities of time deposits	165	238	797	836
Other	6	(11)	(14)	(10)
Cash Used for Investing	(268)	(320)	(785)	(1,056)
Financing Activities
Cash dividends paid	(391)	(383)	(1,558)	(1,516)
Change in short-term debt	(226)	(951)	261	(97)
Debt proceeds	—	600	—	605
Debt repayments	—	—	(312)	(269)
Proceeds from exercise of stock options	10	13	94	65
Acquisitions of common stock for the treasury	(26)	(7)	(100)	(400)
Cash dividends paid to noncontrolling interests	(16)	(19)	(98)	(36)
Other	(2)	(8)	(47)	(48)
Cash Used for Financing	(651)	(755)	(1,760)	(1,696)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7)	(3)	(31)	(11)
Change in Cash and Cash Equivalents	65	(16)	157	(33)
Cash and Cash Equivalents - Beginning of Period	362	286	270	303
Cash and Cash Equivalents - End of Period	$427	$270	$427	$270

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2022	2021	Change	2022	2021	Change
NET SALES
Personal Care	$2,555	$2,632	-3%	$10,622	$10,267	+3%
Consumer Tissue	1,560	1,559	—	6,243	6,034	+3%
K-C Professional	838	758	+11%	3,256	3,072	+6%
Corporate & Other	11	16	N.M.	54	67	N.M.
TOTAL NET SALES	$4,964	$4,965	—	$20,175	$19,440	+4%

OPERATING PROFIT
Personal Care	$423	$425	—	$1,787	$1,856	-4%
Consumer Tissue	239	201	+19%	806	888	-9%
K-C Professional	163	72	+126%	457	404	+13%
Corporate & Other(a)	(114)	(173)	N.M.	(412)	(559)	N.M.
Other (income) and expense, net(a)	(1)	4	N.M.	(43)	28	N.M.
TOTAL OPERATING PROFIT	$712	$521	+37%	$2,681	$2,561	+5%
(a)     Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.
PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2022
	Total(a)	Volume	Net Price	Mix/ Other	Currency	Organic(b)
Personal Care	(3)	(7)	7	2	(5)	2
Consumer Tissue	—	(6)	11	—	(5)	5
K-C Professional	11	(5)	20	1	(5)	16
TOTAL CONSOLIDATED	—	(7)	10	1	(5)	5

	Twelve Months Ended December 31, 2022
	Total(a)	Volume	Net Price	Mix/ Other	Currency	Organic(b)
Personal Care	3	(3)	8	2	(3)	7
Consumer Tissue	3	(1)	8	—	(4)	7
K-C Professional	6	(4)	12	1	(4)	9
TOTAL CONSOLIDATED	4	(3)	9	1	(4)	7
(a)     Total may not equal the sum of volume, net price, mix/other and currency due to rounding.
(b)    Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

Investor Relations contact: Christina Cheng, 972-281-1318, KC.InvestorRelations@kcc.com
Media Relations contact: Aileen Zerrudo, 972-281-1200, media.relations@kcc.com

[KMB-F]
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